AFR CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (the “Agreement”) is entered into as of the 18th day of August, 2006, by and among American Forest Resources, LLC, a Delaware limited liability company, LLC (“AFR”), Inland Fiber Group, LLC, a Delaware limited liability company (“IFG”), and Fiber Finance Corp., a Delaware corporation (“FFC” and, together with IFG, the “Debtors”).

W I T N E S S E T H:

WHEREAS, AFR owns 100% of the membership interests in IFG Holdings, LLC, which, in turn, owns approximately 99% of the membership interests and 100% of the voting rights in IFG;

WHEREAS, IFG owns all of the outstanding common stock of FFC;

WHEREAS, on November 14, 1997, the Debtors issued $225 million in 9-5/8% unsecured senior notes due 2007 (the “Debtor Notes”);

WHEREAS, AFR currently owes the Secured Obligations (as defined in the U.S. Timberlands Yakima Indenture, dated as of September 14, 2001, among AFR, as issuer, BNY Midwest Trust Company, as trustee, and MBIA Insurance Corporation, as insurer (“MBIA”), as amended, supplemented, and restated from time to time), including approximately $113 million in principal amount of secured notes (the “MBIA Debt”);

WHEREAS, on December 19, 2003, U.S. Bank National Association, as successor indenture trustee to State Street Bank & Trust Company on behalf of the holders of the Debtor Notes (the “Indenture Trustee”), commenced litigation in the Court of Chancery of the State of Delaware in and for New Castle County (the “Action”) against the Debtors, AFR, Cascades Resource Holdings Group, LLC, Timber Resource Services, LLC, John M. Rudey, Alan B. Abramson, Aubrey L. Cole, George R. Hornig, Robert F. Wright, and William A. Wyman;

WHEREAS, IFG, FFC, AFR, John M. Rudey, the Indenture Trustee, and 18 holders of the Debtor Notes or their respective affiliates that collectively own or manage $158.3 million (or approximately 70.4%) of the outstanding principal amount of the Debtor Notes entered into a support and lock-up agreement as of August 18, 2006, pursuant to which, among other things, (1) the Debtors agreed to commence Chapter 11 bankruptcy cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), (2) the Debtors agreed to file a plan of reorganization (the “Plan”) in those cases that provides for the payment of $155.25 million to the Indenture Trustee on behalf of the holders of the Debtor Notes (subject to certain adjustments set forth in the Plan) (the “Settlement Amount”), and (3) 18 holders of the Debtor Notes agreed to vote in favor of the Plan;

WHEREAS, on August 14, 2006, IFG and Richard L. Wendt, individually (the “Purchaser”), executed an asset purchase agreement pursuant to which the Purchaser agreed to acquire all of IFG’s assets (the “Asset Sale”) for a purchase price of $83 million (the “Sale Proceeds”);

WHEREAS, the Sale Proceeds would be used to fund a portion of the Settlement Amount;

WHEREAS, on August 18, 2006, the Debtors, certain of the other defendants in the Action, AIG Domestic Claims, Inc., on behalf of American International Specialty Lines Insurance Company (“AIG”), and The Travelers Indemnity Company, as successor by merger to Gulf Insurance Company (“Gulf”), entered into a global claims release and insurer settlement agreement pursuant to which AIG committed to fund at least $5.2 million and Gulf committed to fund $3.1 million in connection with the Plan, for a total of $8.3 million (the “Insurance Proceeds”);

WHEREAS, the Insurance Proceeds would be used to fund a portion of the Settlement Amount;

WHEREAS, on August 18, 2006, in exchange for the negotiated releases contained in the Plan, AFR Acquisition Company LLC, a Delaware limited liability company, executed a contribution agreement pursuant to which it agreed to contribute $108.35 million (or such other amount as is sufficient to allow the Debtors to satisfy their obligations under the Plan) (the “IFG Related Party Contribution”) to AFR on the effective date of the Plan (the “Effective Date”);

WHEREAS, AFR and its officers and directors will receive certain releases under the Plan;

WHEREAS, in exchange for those releases, AFR wishes to contribute, from the IFG Related Party Contribution, $63,002,000 (or such other amount as is sufficient to allow the Debtors to satisfy their obligations under the Plan) to IFG on the Effective Date to fund the portion of the Settlement Amount not funded by the Sale Proceeds and the Insurance Proceeds and to allow the Debtors to satisfy their other obligations under the Plan;

WHEREAS, AFR wishes to pay Golden Tree Asset Management, LP, Turnberry Capital Management, L.P., and QVT Financial, from the IFG Related Party Contribution, an aggregate of $948,000 on the Effective Date to reimburse them for their fees and expenses incurred in connection with the Action, as contemplated by the Plan;

WHEREAS, following the consummation of the transactions described above, AFR wishes to use the remaining funds from the IFG Related Party Contribution to satisfy a portion of the MBIA Debt (the “Partial MBIA Repayment”);

WHEREAS, on August 14, 2006, AFR and the Purchaser executed an asset purchase agreement pursuant to which the Purchaser agreed to acquire all of AFR’s Oregon timber assets for a purchase price of $68.9 million;

WHEREAS, in connection with that transaction, the balance of the MBIA Debt remaining after the Partial MBIA Repayment would be repaid with the proceeds of such sale;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AFR and the Debtors hereby agree as follows:

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1.

Contribution.  In exchange for the negotiated releases contained in the Plan, subject to the consummation of the Asset Sale to the Purchaser, on the Effective Date AFR shall contribute from the IFG Related Party Contribution $63,002,000 (or such other amount as is sufficient to allow the Debtors to satisfy their obligations under the Plan) to IFG to fund the portion of the Settlement Amount not funded by the Sale Proceeds and the Insurance Proceeds and to allow the Debtors to satisfy their other obligations under the Plan.

2.

Acceptance.  The Debtors hereby agree to accept such contribution and to record such contribution as a capital contribution in a corresponding amount on the books and records of IFG.

3.

Payment.  On the Effective Date, AFR shall pay Golden Tree Asset Management, LP, Turnberry Capital Management, L.P., and QVT Financial, from the IFG Related Party Contribution, an aggregate of $948,000 to reimburse them for their fees and expenses incurred in connection with the Action, subject to their submission to the Debtors and the Indenture Trustee of the detailed written invoice(s) with respect to such fees and expenses.

4.

Bankruptcy Court Approval.  Notwithstanding anything contained herein to the contrary, this Agreement shall be subject to Bankruptcy Court approval.

5.

Effective Date.  In the event that the Plan is not filed with the Bankruptcy Court by August 30, 2006 or the Effective Date does not occur by January 31, 2007, this Agreement shall be deemed null and void and of no force and effect.

6.

Payment of Secured Obligations.  Notwithstanding anything to the contrary contained herein, the obligation of AFR to consummate the transactions provided for herein is conditioned on and subject to the prior payment in full of the MBIA Debt in accordance with its terms and the effectiveness of the releases in favor of the Defendant Related Finance Parties (as defined in Section 1.37 of the Plan) in the form set forth in the form of the Plan (as delivered to MBIA) on the Effective Date.  The Defendant Related Finance Parties are expressly made third party beneficiaries of this Section 6, and the provisions of this Section 6 may not be modified, amended, or supplemented in any manner without the prior written consent of MBIA and DZ Bank AG Deutsche Zentral – Genossenschaftsbank, Frankfurt am Main on behalf of the Defendant Related Finance Parties.

7.

Authorization.  Each party has the full power and authority to execute, deliver, and perform his, her, or its obligations under this Agreement, subject to Bankruptcy Court approval.

8.

Binding Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

9.

Choice of Law.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware.

10.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

11.

Amendments.  This Agreement may not be modified, amended, or terminated except by a written agreement executed by all of the parties hereto and in compliance with Section 6 hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

AMERICAN FOREST RESOURCES, LLC

By:

___________________________________

Name:

Title:

INLAND FIBER GROUP, LLC

By:

___________________________________

Name:

Title:

FIBER FINANCE CORP.

By:

___________________________________

Name:

Title:

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